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                                                                     EXHIBIT 8.1


                              Faegre & Benson LLP
                              2200 Norwest Center
                            90 South Seventh Street
                         Minneapolis, Minnesota 55402


                                October 2, 1997

Wilsons The Leather Experts Inc.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

     Re:  Wilsons The Leather Experts Inc.
          Registration Statement on Form S-4
          ----------------------------------

Ladies/Gentlemen:

     You have requested our opinion concerning the material federal income tax consequences of the exchange of $1,000 principal amount of 11 1/4% Series B Senior Notes due 2004 of Wilsons The Leather Experts Inc., a Minnesota corporation (the "Company"), for 11 1/4% Series A Senior Notes due 2004 of the Company, pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on October 2, 1997
(the "Registration Statement"). Capitalized terms used but not otherwise defined herein have the meanings assigned to them pursuant to the Registration Statement.

     The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, the material federal income tax consequences as a result of the Exchange Offer and otherwise applicable to holders of Senior Notes are accurately set forth under the heading "Certain Federal Income Tax Considerations" in the Registration Statement. No opinion is expressed as to any matter not discussed therein.

     This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.

     This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Certain Federal Income Tax Considerations."

                                                Very truly yours,


                                                /s/ FAEGRE & BENSON LLP